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As filed with the Securities and Exchange Commission on June 2, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

COMPUMED, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State of Incorporation)	95-2860434 (I.R.S. Employer Identification No.)

5777 West Century Blvd, Suite 1285
Los Angeles, California 90045
(Address, Including Zip Code, of Registrant's Principal Executive Offices)

COMPUMED, INC. 2002 STOCK OPTION PLAN
COMPUMED, INC. 2003 STOCK INCENTIVE PLAN
(Full titles of the plans)

John G. McLaughlin
President and Chief Executive Officer
COMPUMED, INC.
5777 West Century Blvd, Suite 1285
Los Angeles, California 90045
(310) 258-5000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
 David J. Katz
PERKINS COIE LLP
1620 26th Street, Sixth Floor
Santa Monica, CA 90404
(310) 788-9900

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.01 par value per share, under the: 2002 Stock Option Plan	600,000	$0.1075(3)	$64,500(4)	$5.22

2003 Stock Incentive Plan	3,500,000	$0.1075(3)	$376,250(4)	$30.44

Total:	4,100,000		$440,750	$35.66

        (1)   Together with an indeterminate number of shares that may be reserved for issuance pursuant to such employee benefit plan as a result of stock splits, stock dividends, spin off, combination or exchange of shares, recapitalization, merger, consolidation, non-cash distribution to shareholders, or similar adjustment of outstanding common stock.

        (2)   We terminated our 2002 Stock Option Plan (the "2002 Plan") with respect to issuances of new stock option grants thereunder, effective February 11, 2003, and adopted a new plan, the 2003 Stock Incentive Plan (the "2003 Plan"), effective as of such date. Pursuant to the terms of the 2003 Plan, up to 600,000 shares of the Registrant's common stock included in this registration that are subject to outstanding options under the 2002 Plan that cease to be subject to such options, other than by reason of exercise or settlement of the options to the extent they are exercised for or settled in shares, will no longer be available for issuance under the 2002 Plan but will be available for issuance under the 2003 Plan.

        (3)   Computed pursuant to Rule 457(h) under the Securities Act of 1933, as amended. The proposed maximum offering price of $0.1075 per share represents the per share exercise price of the shares subject to the stock options outstanding under the 2002 Plan and the 2003 Plan.

        (4)   Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 on the basis of the average of the high ($0.12) and low ($0.095) bid prices of the Registrant's common stock on May 28, 2003, as reported on the OTC Bulletin Board.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.    Incorporation of Certain Documents by Reference

        The following documents filed by the Registrant with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference in this Registration Statement:

        (a)   The Registrant's Annual Report on Form 10-KSB for the year ended September 30, 2002, filed on December 30, 2002;

        (b)   The Registrant's Quarterly Reports on Form 10-QSB for the fiscal quarters ended December 31, 2002, filed on February 14, 2003 and March 31, 2002, filed on May 15, 2003; and

        (c)   The description of our common stock contained in the Registration Statement on Form S-1 (File No. 33-46061), effective May 7, 1992, including any amendments or reports filed for the purpose of updating such description.

        All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 4.    Description of Securities

        Not applicable.

Item 5.    Interests of Named Experts and Counsel

        Not applicable.

Item 6.    Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law (the "DGCL") authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification (including reimbursement for expenses incurred) under certain circumstances arising under the Securities Act.

        Articles Ninth and Tenth of the Registrant's Certificate of Incorporation (the "Certificate") and Article VI of the Registrant's Bylaws, as amended (the "Bylaws"), provide that the Registrant shall, to the full extent permitted by law, indemnify all persons whom it shall have the power to indemnify under Section 145 of the DGCL.

        Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions or (iv) any transaction from which the director derived an improper personal benefit.

        Article Ninth of the Certificate limits the liability of directors to the corporation or its stockholders to the full extent permitted by paragraph (7) of subsection (b) of 102 of the DGCL, as it may subsequently be amended. If the DGCL is hereafter amended to authorize further elimination or limitation of the liability of directors, then the liability of the directors shall be eliminated or limited to the full extent authorized by the DGCL, as so amended. Any repeal or modification of this provision in the Certificate shall not adversely affect any right or protection of a director with respect to any act or omission occurring prior to or at the time of such repeal or modification.

        In addition to the indemnification provided in the Bylaws and the Certificate, the Registrant has entered into indemnification agreements to indemnify its directors and certain officers and maintains liability insurance for its directors and officers.

Item 7.    Exemption From Registration Claimed.

        Not applicable.

Item 8.    Exhibits.

Exhibit Number	Description
5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered.*
23.1	Consent of Perkins Coie LLP (included in the opinion filed as Exhibit 5.1).*
23.2	Consent of Ernst & Young LLP*
24.1	Power of Attorney (included in signature page).*
99.1	CompuMed, Inc. 2002 Stock Option Plan (incorporated by reference to Appendix B to the definitive proxy statement for the Company's Annual Meeting of Shareholders filed with the Securities and Exchange Commission on May 3, 2002, File No. 000-14210).
99.2	CompuMed, Inc. 2003 Stock Incentive Plan*

*
filed herewith

Item 9.    Undertakings.

        A.    The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, an increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

        B.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C.    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, California, on May 30, 2003.

COMPUMED, INC.
By:	/s/ JOHN G. MCLAUGHLIN John G. McLaughlin President and Chief Executive Officer

POWER OF ATTORNEY

        Each person whose individual signature appears below hereby authorizes John G. McLaughlin, as attorney-in-fact and agent with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments or supplements to this registration statement, including any and all post-effective amendments, hereby grants to them full power and authority to do and perform each and every act and thing requisite and necessary to be done, and hereby ratifies and confirms all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on May 30, 2003.

/s/ JOHN G. MCLAUGHLIN John G. McLaughlin	President and Chief Executive Officer (Principal Executive Officer)
/s/ PHUONG DANG Phuong Dang	Controller (Principal Financial and Accounting Officer)
/s/ ROBERT STUCKELMAN Robert Stuckelman	Chairman of the Board
/s/ JOHN D. MINNICK John D. Minnick	Director
/s/ JOHN ROMM John Romm	Director
/s/ STUART SILVERMAN Stuart Silverman	Director

INDEX TO EXHIBITS TO
FORM S-8
FOR COMPUMED, INC.

Exhibit Number	Description
5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered.*
23.1	Consent of Perkins Coie LLP (included in the opinion filed as Exhibit 5.1).*
23.2	Consent of Ernst & Young LLP*
24.1	Power of Attorney (included in signature page).*
99.1
CompuMed, Inc. 2002 Stock Option Plan (incorporated by reference to Appendix B to the definitive proxy statement for the Company's Annual Meeting of Shareholders filed with the Securities and Exchange Commission on May 3, 2002, File No. 000-14210).
99.2	CompuMed, Inc. 2003 Stock Incentive Plan*

*
filed herewith

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PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference
Item 4. Description of Securities
Item 5. Interests of Named Experts and Counsel
Item 6. Indemnification of Directors and Officers
Item 7. Exemption From Registration Claimed.
Item 8. Exhibits.
Item 9. Undertakings.